Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED
INFORMATION HAS BEEN MARKED WITH “[*]”.

AMENDMENT No.2

to the Collaboration Agreement

between Novartis Pharma AG and Amgen Inc.
This Amendment No. 2 (this “Amendment”) is entered into as of August 19, 2020, by and between Amgen Inc. (“Amgen”) and Novartis Pharma AG (“Novartis”). Each of the parties is referred to herein as a “Party” and collectively as the “Parties”.
WHEREAS, Novartis and Amgen are parties to a Collaboration Agreement dated as of April 21, 2017, as amended (the “Collaboration Agreement”) with respect to the Commercialization of and Medical Affairs Activities for the Product in the United States;
WHEREAS, the Parties mutually desire to amend, modify and restate certain terms and conditions of the Collaboration Agreement regarding the Commercialization of the Product;
NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:
1.DEFINITIONS. Unless otherwise defined herein, capitalized words in this Amendment shall have the meaning attributed to them in the Collaboration Agreement.
2.AMENDMENTS. The Parties agree that, as of April 1, 2020, the Collaboration Agreement is amended as follows:
a.Section 1.36 of the Collaboration Agreement is deleted in its entirety and replaced with the following:
1.36     “Detail” means an interactive, one-on-one, meeting (via face-to-face, teleconference, or videoconference) in an individual or group practice setting, between one or more healthcare professionals having prescribing authority and one Amgen or Novartis (or their respective Affiliates) sales representative during which uses, safety, effectiveness, contraindications, side effects, warnings or other relevant characteristics of the Product are discussed in an effort to increase prescribing preferences of the Product for its approved uses. Details will not include (i) activities conducted by medical support staff (such as Medical Liaisons) or (ii) unless the Parties otherwise mutually agree in writing, activities conducted at conventions or similar gatherings and activities performed by market development specialists, managed care account directors and other personnel not performing interactive sales calls or not specifically trained with respect to a pharmaceutical product. When used as a verb, “Detail” or “Detailing” shall mean to engage in a Detail.

b.Section 8.6.5 of the Collaboration Agreement is deleted in its entirety and replaced with the following:
8.6.5     Calculation of Sales Force Costs. Sales Force Costs for each of the Parties in the United States for a given Calendar Quarter will be determined by including in Commercialization Costs, for the respective Party, the lesser of, for each of specialty and non-specialty sales forces, (a) the applicable quarterly budget cap for the Sales Force Costs for such Party (as calculated in Appendix A) and (b) the Sales Force FTE Costs of Details (as calculated in Appendix A) performed by such Party or any of its Affiliates or contractors in the United States utilizing a First Position Detail Equivalent Basis as follows: (i) [*] percent ([*]%) if such sales representative Details the Product as a First Position Detail as set forth in the Commercialization Plan and details no other products; (ii) [*] percent ([*]%) if such sales representative Details the Product as the First Position Detail as set forth in the Commercialization Plan and details only one (1) other product; (iii) [*] percent ([*]%) if such sales representative Details the Product as a First Position Detail as set forth in the Commercialization Plan and details only [*] ([*]) other products; (iv) [*] percent ([*]%) if such sales representative Details the Product as a Second Position Detail and details only [*] ([*]) or [*] ([*]) other product(s); and (v) [*] percent ([*]%) [*] other products ((i) through (v), as applicable, the “First Position Detail Equivalent Basis”). Notwithstanding the foregoing, in case the Parties agree that the Detailing under this Agreement, for any given Calendar Quarter, shall be or has been significantly impacted such that each Party’s call plan under the Commercialization Plan will not be achieved due to causes beyond each Party’s reasonable control, which shall include pandemics and other outbreak of illness or public health events, (A) the amount corresponding to the foregoing sub-clause (a) shall be deemed the applicable Sales Force Costs for each of the Parties for inclusion into the Commercialization Costs or (B) the determination of each Party’s applicable Sales Force Costs shall be handled as may otherwise be agreed upon by the Parties in writing.

3.RETROACTIVE APPLICATION. This Amendment shall become effective retroactively as of April 1, 2020, and the terms and conditions of the Agreement, as modified by this Amendment, shall apply onward from April 1, 2020 and, for clarity, shall apply to the calculation of Sales Force Costs for the second Calendar Quarter of 2020.
4. INTEGRATION. Except for the sections of the Collaboration Agreement specifically amended hereunder, all terms and conditions of the Collaboration Agreement remain and shall remain in full force and effect. This Amendment shall hereafter be incorporated into and deemed part of the Collaboration Agreement and any future reference to the Collaboration Agreement shall include the terms and conditions of this Amendment.
5.APPLICABLE LAW & JURISDICTION. This Amendment shall be governed by, and construed in accordance with, the laws which govern the Collaboration Agreement, and the Parties submit to the jurisdiction and dispute resolution provisions as set forth in the Collaboration Agreement.

6.COUNTERPARTS. This Amendment may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signature pages of this Amendment may be exchanged by facsimile or other electronic means without affecting the validity thereof.
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IN WITNESS WHEREOF, the authorized representative of each of the Parties hereto has caused this Amendment to be executed as of the date first above written.

AMGEN INC.

By:     /s/ Carly Baron
Name:      Carly Baron
Title:     Vice President GM Neuroscience

NOVARTIS PHARMA AG

By:    /s/ Peter Macaskill
Name:     Peter Macaskill
Title:    Global Marketing Executive Director

By:    /s/ Shusaku Iwasaki
Name:     Shusaku Iwasaki
Title:    Senior Legal Counsel

[Signature Page to Amendment No. 2 to Collaboration Agreement]

Appendix A Omitted from Amendment No. 2 to Collaboration Agreement

Pursuant to Regulation S-K, Item 601(a)(5), Appendix A to Amendment No. 2 to Collaboration Agreement, as listed below, has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted appendices to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Appendix A

Illustrative Example of:

•Calculation of Applicable Quarterly Budget Cap for Sales Force Costs

•Calculation of Sales Force FTE Costs of Details